Exhibit 14.1

CODE OF ETHICS FOR OFFICERS

OF

SAN HOLDINGS, INC. AND SUBSIDIARIES

(as adopted by the Board of Directors on May 7, 2004)

Table of Contents

INTRODUCTION AND PURPOSE	1
APPLICATION	1
ETHICAL CONDUCT	2
ACCOUNTABILITY	3
WAIVER AND AMENDMENT	3
DISCLOSURE	3

CODE OF ETHICS FOR OFFICERS

OF

SAN HOLDINGS, INC. AND SUBSIDIARIES

INTRODUCTION AND PURPOSE

This Code of Ethics for Officers (the “Code”) of SAN Holdings, Inc. and its direct and indirect subsidiaries (collectively, the “Company”) helps maintain the standards of business conduct for the Company and ensures compliance with legal requirements, including Item 406 of Regulation S-K of the Securities and Exchange Commission (the “SEC”).

The matters covered in this Code are of the utmost importance to the Company, our stockholders, our customers and our business partners, and are essential to our ability to advance the overall business of the Company. In adopting this Code, the Board expresses its view that the overall business of the Company will be advanced in part by promoting:

o	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o	full, fair, accurate, timely and understandable disclosure in public communications and in reports and documents that are filed with or submitted to the SEC;

o	compliance with applicable laws, rules and regulations;

o	prompt internal reporting of Code violations; and

o	accountability for adherence to the code.

This Code is intended to deter activities that would or may conflict with the foregoing values, as well as other forms of wrongdoing.

Nothing in this Code, in any other Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

APPLICATION

The Code is applicable to the following persons (referred to collectively as “Officers”):

o	Our principal executive officer (regardless of title),
o	Our principal financial officer (regardless of title),
o	Our principal accounting officer or controller (regardless of title),
o	Persons performing functions similar to the foregoing three officers, and
o	All other persons holding offices of Chief Executive Officer, President or Vice President (including Executive Vice Presidents and Senior Vice Presidents).

ETHICAL CONDUCT

It is the policy of the Company that each Officer:

o	Act honestly, ethically and with integrity.

o

Avoid both actual conflicts of interest and situations that give an appearance of a conflict of interest, and disclose promptly to the Company’s General Counsel any actual or apparent conflict of interest that becomes known to the Officer. Conflicts of interest include, without limitation, the following:

o

  Engaging in any activity that interferes with an Officer’s performance of his or her responsibilities to the Company or that is otherwise in conflict with or prejudicial to the Company (including accepting simultaneous employment with a Company supplier, customer, developer or competitor, or taking part in any activity that enhances or supports a competitor or its position);

o	Serving as a director of or advisor to any business that competes with the Company;

o	Serving as a director of a Company supplier, customer, developer or other business partner without prior Audit Committee approval;

o

  Conducting Company business with a relative or with a business in which a relative is associated in any significant role, unless in each case such business has been determined by the General Counsel or the Board of Directors as being on terms no less advantageous than those available with unrelated third parties, or employing any relative in a position that reports to the Officer (relative being deemed to include persons related by blood or marriage, and persons living in the Officer’s household regardless of whether related by blood or marriage);

o

  Accepting any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of fraud (except for inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided they are not excessive and do not create an appearance of impropriety); and

o

  Exploiting for personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

o

Perform his or her responsibilities, and communicate with other Officers regarding areas within his or her responsibility, all with a view to causing the disclosures in the Company’s public communications, including its periodic reports filed with the SEC, to be accurate, complete, fair, understandable and timely.

o

Comply with applicable governmental laws, rules and regulations, and acquire appropriate knowledge of such laws, rules and regulations relating to the Officer’s duties sufficient to enable the Officer to recognize potential dangers and to know when to seek advice from the General Counsel.

o	Comply strictly with applicable securities laws (including laws relating to “insider trading”) when trading in the securities of the Company and those of its suppliers and customers.

o	Promote ethical behavior among subordinates and peers.

o	Use corporate assets and resources employed or entrusted to the Officer in a responsible manner.

o

Report promptly any conduct that the Officer believes to be a violation of the Code to the Officer’s immediate supervisor or to the Company’s General Counsel, and cooperate in any internal or external investigations of possible violations. It is against the Company’s policy to retaliate in any way against any person for good faith reporting of violations of applicable law, this Code or any other Company policy, or against any person who is assisting in any investigation or process with respect to such a violation.

In all cases, if you are unsure about the appropriateness of an event or action, you should seek assistance in interpreting the requirements of this Code by contacting the Company’s General Counsel.

ACCOUNTABILITY

Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company’s discretion, up to and including termination. Material violations of this Code will be deemed to be actions injurious to the interests of the Company and, as such, constitute a basis for dismissal for “cause” under those agreements with the Company in which Cause is defined.

WAIVER AND AMENDMENT

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company’s Board of Directors.

DISCLOSURE

We are required to disclose promptly and in accordance with applicable law any change in, or waiver of, any provision of the Code.